Exhibit 99.1

FOR RELEASE November 5, 2014

China Biologic Reports Financial Results for the

Third Quarter and First Nine Months of 2014

--3Q14 Total Sales Up 29.5% to $68.9 Million / 9M Total Sales Up 15.2% to $185.3 Million--

--3Q14 Operating Margin Up 660 bp to 50.2% / 9M Operating Margin Up to 49.4% --

--3Q14 Non-GAAP Net Income Up 36.8% / 9M Non-GAAP Net Income Up 23.1%--

--Raises FY14 Revenue and Adjusted Net Income Forecast--

BEIJING, China – November 5, 2014 – China Biologic Products, Inc. (NASDAQ: CBPO, "China Biologic" or the "Company"), a leading fully integrated plasma-based biopharmaceutical company in China, today announced its unaudited financial results for the third quarter of 2014.

Third Quarter 2014 Financial Highlights

•	Total sales in the third quarter of 2014 increased 29.5% to $68.9 million from $53.2 million in the same quarter of 2013.
•	Gross profit increased 29.4% to $46.6 million from $36.0 million in the same quarter of 2013. Gross margin was 67.6% in the third quarter of 2014, compared to 67.7% in the third quarter of 2013.
•	Income from operations increased by 49.1% to $34.6 million from $23.2 million in the same quarter of 2013. Operating margin increased to 50.2% in the third quarter of 2014 from 43.6% in the same quarter of 2013.
•	Net income attributable to the Company increased by 36.7% to $20.1 million from $14.7 million in the same quarter of 2013. Fully diluted net income per share was $0.76 in the third quarter of 2014 as compared to $0.53 in the same quarter of 2013.
•	Non-GAAP adjusted net income attributable to the Company was $21.2 million, representing a 36.8% increase from $15.5 million in the same quarter of 2013. Non-GAAP adjusted net income per share was $0.81, compared to $0.56 in the same quarter of 2013.

Mr. David (Xiaoying) Gao, Chairman and Chief Executive Officer of China Biologic, commented, “We are very pleased to report strong financial results in the third quarter, and to raise our full year financial forecast. Incremental revenue growth and operating margin improvement were largely attributable to increased sales of IVIG and placenta polypeptide products. The successful implementation of our sales strategy allowed us to continue to capitalize on the substantial opportunities in tier-one cities for IVIG products. In anticipation of a favorable market environment and our increased sales capabilities this year, we reserved a large volume of our 2013 IVIG inventories to be sold throughout 2014. Further, added production capacity for placenta polypeptide products allowed us to expand sales volume, while we also managed to reduce selling expenses by utilizing internal resources to promote our placenta polypeptide products.”

Mr. Gao continued, “There were several important developments to our operations and product portfolio in recent months. Our two main production facilities are once again fully operational, and as a result, we are able to gradually increase albumin production and inventory levels. Our Guizhou Taibang facility received its GMP certificate earlier than expected, which has resulted in added production capacity at this facility. In early September, we acquired an additional 19.84% equity stake in Guizhou Taibang, which has significantly enhanced our control of its long-term strategy and development. In October, Shandong Taibang received approval from the China Food and Drug Administration for the commercial manufacturing of human prothrombin complex concentrate. On October 31, Shandong Taibang received approval from the Hebei Provincial Health and Family Planning Commission to build two new plasma collection stations in Hebei province. This approval is the first issued by the Hebei provincial government since plasma collection was privatized in China in 2006. Hebei, with a combined population of approximately 71 million, is an underdeveloped province for plasma collection as there are currently three stations only. We intend to acquire the requisite land use rights and obtain the construction permits as soon as it completes the site selection process, and will try to complete construction, staff recruitment and government inspection and certification process within approximately 12 months thereafter. The new collection stations may commence operations only after passing the government inspection and certification process and obtaining the collection licenses, and we expect these two stations to reach their designed annual collection capacities in approximately three years after obtaining the collection licenses.”

“Looking to the fourth quarter and into 2015, we remain confident in our sales team’s ability to continue to stabilize product pricing. Their performance has already exceeded our estimates set forth at the beginning of this year. Our ability to scale plasma collection and leverage our direct sales model positions us well to meet the rising demand for plasma-based products in China and strengthen our market leadership.”

Third Quarter 2014 Financial Performance

Total sales in the third quarter of 2014 were $68.9 million, an increase of 29.5% from $53.2 million in the same quarter of 2013. Excluding the foreign currency impact, the increase in sales was primarily attributable to the sales volume increases in IVIG and placenta polypeptide.

During the third quarter of 2014, human albumin and IVIG products remained the largest two sales contributors. The average price for both products remained stable as a result of the combined effect of an approximately 3% sales price premium due to a value added tax (“VAT”) rate decrease effective from July 1, 2014 and the discounts given to distributors in tier-one cities and new markets during the reporting quarter.

•	As a percentage of total sales, revenue from human albumin products was 38.3% in the third quarter of 2014 as compared to 49.7% in the same quarter of 2013. Sales volume of human albumin products remained stable as a result of the combined effect of the increased sales volume at Guizhou Taibang and the decreased sales volume at Shandong Taibang. Guizhou Taibang resumed production in March 2014 and shipped its first batch of products in July 2014. This was offset by delayed shipments of certain batches of products awaiting government approval at Shandong Taibang in the third quarter of 2014.

•	As a percentage of total sales, revenue from IVIG products was 41.7% in the third quarter of 2014 as compared to 32.3% in the same quarter of 2013. Sales volume of IVIG products increased significantly by 67.3% in the quarter, primarily due to the increased sales through distributors in tier-one cities and new markets supported by the increased output following the production resumption at Guizhou Taibang. In addition, the rise in the occurrence of Hand-Foot-and-Mouth Disease also contributed to the increase in IVIG sales volume during the reporting quarter.

•	As a percentage of total sales, revenue from placenta polypeptide was 11.3% in the third quarter of 2014 as compared to 5.2% in the same quarter of 2013. The sales increase was generally in line with a 193% volume increase due to the expanded production of placenta polypeptide at Guizhou Taibang.

Cost of sales was $22.4 million in the third quarter of 2014 compared to $17.2 million in the same quarter of 2013. As a percentage of total sales, cost of sales was 32.4%, as compared to 32.3% in the same quarter of 2013.

Gross profit increased by 29.4% to $46.6 million in the third quarter of 2014 from $36.0 million in the same quarter of 2013. Gross margin was 67.6% and 67.7% for the third quarter of 2014 and 2013, respectively.

Total operating expenses in the third quarter of 2014 decreased by 7.0% to $11.9 million from $12.8 million in the same quarter of 2013. As a percentage of total sales, total operating expenses decreased to 17.3% from 24.1% in the same quarter of 2013.

Selling expenses in the third quarter of 2014 decreased by 7.7% to $2.4 million from $2.6 million in the same quarter of 2013. As a percentage of total sales, selling expenses were 3.5%, down from 4.8% in the same quarter of 2013. The decrease was primarily due to the decreased per unit selling expense of placenta polypeptide during the reporting quarter as Guizhou Taibang ceased outsourcing promotional services for its placenta polypeptide products.

General and administrative expenses in the third quarter of 2014 decreased by 16.3% to $7.7 million from $9.2 million in the same quarter of 2013. As a percentage of total sales, general and administrative expenses were 11.2% and 17.3% in the third quarter of 2014 and 2013, respectively. The decrease in G&A expenses was mainly due to a decrease in legal expenses and amortization expenses of intangible assets. During the third quarter of 2013, the Company incurred legal expenses in relation to a lawsuit with certain investors of Guizhou Taibang. In addition, the Company incurred amortization expenses in the third quarter of 2013 with respect to the GMP certificates and certain other intangible assets which were part of the acquisition of Guizhou Taibang in 2008. Because such intangible assets had been fully amortized by the end of 2013, the Company did not incur corresponding expenses during the reporting quarter.

Research and development expenses in the third quarter of 2014 were $1.8 million, compared to $1.1 million in the same quarter of 2013. As a percentage of total sales, research and development expenses for the third quarter of 2014 and 2013 were 2.6% and 2.0%, respectively. The increase in R&D expenses was mainly due to the expenditure paid for certain clinical trial programs and the engagement of external experts for certain pipeline products.

Income from operations for the third quarter of 2014 was $34.6 million, an increase of 49.1% from $23.2 million in the same period of 2013. Operating margin increased to 50.2% in the reporting quarter from 43.6% in the same quarter of 2013.

Income tax expense in the third quarter of 2014 was $7.0 million, as compared to $4.9 million in the same quarter of 2013, representing an increase of 42.9%. The effective income tax rates were 19.9% and 19.6% for the third quarter of 2014 and 2013, respectively.

Net income attributable to the Company increased by 36.7% to $20.1 million in the third quarter of 2014, from $14.7 million in the same quarter of 2013. Net margins were 29.1% and 27.6% for the third quarter of 2014 and 2013, respectively. Fully diluted net income per share was $0.76, as compared to $0.53 in the third quarter of 2013.

Non-GAAP adjusted net income attributable to the Company was $21.2 million or $0.81 per diluted share in the third quarter of 2014, representing an increase of 36.8% from $15.5 million, or 44.6%, from $0.56 per diluted share in the same quarter of 2013.

Non-GAAP adjusted net income and diluted earnings per share for the third quarter of 2014 excluded $1.2 million of non-cash employee share-based compensation expenses.

First Nine Months 2014 Financial Performances

Total sales in the first nine months of 2014 were $185.3 million, an increase of 15.2% from $160.8 million in the same period of 2013. The increase in sales was primarily due to the sales volume increases in IVIG and placenta polypeptide.

As a percentage of total sales, sales from human albumin products and IVIG products were 38.1% and 40.9%, respectively, for the first nine months of 2014.

Cost of sales increased by 18.2% to $59.0 million in the first nine months of 2014, from $49.9 million in the same period of 2013. Cost of sales as a percentage of total sales was 31.8%, as compared to 31.0% in the same period of 2013.

Gross profit increased by 13.9% to $126.3 million in the first nine months of 2014 from $110.9 million in the same period of 2013. Gross margin was 68.2% in the first nine months of 2013 compared to 69.0% in the same period of 2013.

Total operating expenses in the first nine months of 2014 decreased by 4.4% to $34.8 million from $36.4 million in the same period of 2013. The decrease of total operating expenses was mainly a combined effect of the decrease in G&A expenses and the increase in R&D expenses. As a percentage of total sales, total operating expenses decreased to 18.8% for the first nine months of 2014, from 22.6% in the same period of 2013.

Income from operations for the first nine months of 2014 was $91.5 million, an increase of 22.8% from $74.5 million in the same period of 2013.

Income tax expense in the first nine months of 2014 was $16.8 million, an increase of 27.3% from $13.2 million in the same period of 2013. The effective income tax rates were 17.6% and 16.9% for the first nine months of 2014 and 2013, respectively. The tax rate applicable to the Company’s major operating subsidiaries in China for 2014 and 2013 is 15%.

Net income attributable to the Company increased by 26.9% to $58.1 million for the first nine months of 2014, from $45.8 million in the same period of 2013. Net margins were 31.3% and 28.5% for the first nine months of 2014 and 2013, respectively.

Non-GAAP adjusted net income attributable to the Company was $60.8 million or $2.34 per diluted share for the first nine months of 2014, representing an increase of 23.1% from $49.4 million or 32.2% from $1.77 per diluted share in the same period of 2013.

Non-GAAP adjusted net income and diluted earnings per share in the first nine months of 2014 excluded $2.8 million of non-cash employee share-based compensation expenses.

As of September 30, 2014, the Company had cash and cash equivalents of $74.6 million, compared to $144.1 million as of December 31, 2013.

Net cash provided by operating activities for the first nine months of 2014 was $64.1 million, as compared to $58.5 million for the same period of 2013. The increase in net cash provided by operating activities was mainly due to the impact from the changes in net income and accounts receivable, partially offset by the impact from the changes in prepayment and other assets and inventories during this period. Accounts receivable increased by $7.5 million, in-line with the sales increase during the first nine months of 2014, as compared to $10.8 million during the same period in 2013, primarily due to the increased sales proportion of placenta polypeptide with full prepayment in advance of the delivery. The prepayment and other assets increased by $8.6 million during the first nine months of 2014, as compared to $0.7 million during the same period in 2013, primarily due to an advance payment totaling $5.0 million made by Shandong Taibang to certain employees on behalf of a real estate developer under an employee housing development project during the first nine months of 2014. Inventories increased by $8.7 million during the first nine months of 2014, as compared to $5.9 million during the same period in 2013, primarily due to an increase in raw materials as a result of the continued supply of plasma from the plasma stations of Guizhou Taibang pending its production suspension from June 2013 to March 2014 and an increase in work-in-progress after its production resumption in March 2014.

Net cash used in investing activities for the first nine months of 2014 was $8.3 million compared to $17.5 million in the prior year nine month period. During the first nine months of 2014 and 2013, the Company paid $16.8 million and $18.2 million, respectively, for the acquisition of property, plant and equipment, intangible assets and land use right for Shandong Taibang and Guizhou Taibang. On the other hand, during the first nine months of 2014, the Company received a refund of deposit of $1.6 million from the local government due to the decrease in the size of a parcel of land granted to the Company in Guizhou, and had a time deposit of $6.6 million mature.

Net cash used in financing activities for the first nine months of 2014 was $124.5 million compared to $42.6 million in the prior year nine month period. Net cash used in financing activities for the first nine months of 2014 mainly consisted of a payment of $86.8 million for acquisition of non-controlling interest in Guizhou Taibang and a payment of $70.0 million for share repurchase, partially offset by proceeds of $33.2 million from a follow-on offering of the Company’s common stock. The net cash used in financing activities for the first nine months of 2013 mainly consisted of a payment of $29.6 million for share repurchase and a dividend of $10.9 million paid by our subsidiaries to the non-controlling interest shareholders.

Outlook

The Company is adjusting its previously issued estimates for the full year of 2014 as well as underlying assumptions, and now expects the revenue to increase from $230-$240 million to $240-$245 million, an 18%-20% increase over the prior year, and the non-GAAP adjusted net income to increase from $67-$69 million to $76-$78 million, excluding the impact of a potential one-time bad-debt provision of approximately $5 million (of which approximately $3.5 million is attributable to the Company) to be made in connection with an employee housing development project in Shandong. For further details on the employee housing development project in Shandong, please refer to the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2014.

Other factors contributing to the Company’s improved revenue and non-GAAP adjusted net income outlook include Guizhou Taibang’s earlier-than-expected resumption of production, a favorable VAT rate reduction effective from July 1, 2014, earnings accretion from the Company’s increased ownership stake in Guizhou Taibang, and more favorable product pricing on select products partially attributable to the Company’s successful implementation of a direct sales model.

“Even after taking into account the impact of the potential bad-debt provision to our fourth quarter results, we are pleased to raise our full year revenue and net income forecast,” concluded Mr. Gao.

The revised outlook assumes no significant adverse product price changes during the remainder of 2014, and reflects the Company’s current and preliminary views, which are subject to change.

Conference Call

The Company will host a conference call at 7:30 am, Eastern Time on Thursday, November 6, 2014, which is 8:30 pm, Beijing Time on November 6, 2014, to discuss third quarter 2014 results and answer questions from investors. Listeners may access the call by dialing:

US:	1 888 346 8982
International:	1 412 902 4272
Hong Kong:	800 905 945
China:	400 120 6113
Passcode:	China Biologic Products Inc.

A telephone replay will be available one hour after the conclusion of the conference call through 9:00 am, Eastern Time on November 13, 2014. The dial-in details are:

US:	1 877 344 7529
International:	1 412 317 0088
Passcode:	10055350

A live and archived webcast of the conference call will be available through the Company's investor relations website at http://chinabiologic.investorroom.com.

About China Biologic Products, Inc.

China Biologic is a leading fully integrated plasma-based biopharmaceutical company in China. The Company’s products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 different dosages of plasma-based products through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guizhou Taibang Biological Products Co., Ltd. The Company also has an equity investment in Xi'an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals and inoculation centers, as well as distributors, in China. For additional information, please see the Company's website www.chinabiologic.com.

Non-GAAP Disclosure

This news release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options and restricted shares granted to employees and directors under the Company's 2008 Equity Incentive Plan. To supplement the Company's unaudited condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this news release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

Safe Harbor Statement

This news release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein, are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “intend,” “believe,” “expect,” “are expected to,” “will,” or similar expressions, and involve known and unknown risks and uncertainties. Among other things, the Company’s plan regarding the construction of the collection stations, the time required for the collection stations to reach their designed capacities, and the management’s quotations and forecast of the Company’s financial performance in this news release contain forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect.

Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including, without limitation potential delay or failure in acquiring land use rights, obtaining construction permits, completing the design or construction, or passing the government inspection and certification process for the new collection stations in Hebei province, potential inability to achieve the designed collection capacities at the new collection stations, potential inability to achieve the expected operating and financial performance, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences of a temporarily reduced raw plasma supply through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

China Biologic Products, Inc.

Mr. Ming Yin

Senior Vice President

Phone: +86-10-6598-3099

Email: ir@chinabiologic.com

ICR Inc.

Mr. Bill Zima

Phone: +86-10-6583-7511 or +1-646-405-5191

E-mail: bill.zima@icrinc.com

Financial statements follow.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

 UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the three months ended		For the nine months ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
	USD	USD	USD	USD
Sales	68,923,830	53,152,141	185,264,391	160,764,396
Cost of sales	22,356,577	17,165,897	58,991,724	49,904,917
Gross profit	46,567,253	35,986,244	126,272,667	110,859,479

Operating expenses
Selling expenses	2,420,971	2,551,245	8,032,632	6,829,365
General and administrative expenses	7,733,867	9,218,798	22,063,291	26,771,966
Research and development expenses	1,788,286	1,053,383	4,700,647	2,801,625
Income from operations	34,624,129	23,162,818	91,476,097	74,456,523

Other income (expenses)
Equity in (loss) income of an equity method investee	(84,516)	642,579	1,776,063	1,382,524
Interest expense	(1,048,177)	(306,656)	(2,532,341)	(741,569)
Interest income	1,722,967	1,320,263	5,043,169	2,964,082
Total other income, net	590,274	1,656,186	4,286,891	3,605,037

Earnings before income tax expense	35,214,403	24,819,004	95,762,988	78,061,560

Income tax expense	7,007,650	4,871,041	16,832,025	13,223,592

Net income	28,206,753	19,947,963	78,930,963	64,837,968

Less: Net income attributable to noncontrolling interest	8,146,687	5,251,940	20,872,271	19,064,159

Net income attributable to China Biologic Products, Inc.	20,060,066	14,696,023	58,058,692	45,773,809

Net income per share of common stock:
Basic	0.80	0.55	2.35	1.71
Diluted	0.76	0.53	2.24	1.64
Weighted average shares used in computation:
Basic	24,548,042	26,288,154	24,325,752	26,649,563
Diluted	25,787,106	27,449,081	25,568,515	27,780,005

Net income	28,206,753	19,947,963	78,930,963	64,837,968

Other comprehensive income :
Foreign currency translation adjustment, net of nil income taxes	(125,450)	1,985,434	(2,714,890)	7,810,690

Comprehensive income	28,081,303	21,933,397	76,216,073	72,648,658

Less: Comprehensive income attributable to noncontrolling interest	8,081,309	5,586,905	20,327,295	20,469,852

Comprehensive income attributable to China Biologic Products, Inc.	19,999,994	16,346,492	55,888,778	52,178,806

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2014	2013
	USD	USD
ASSETS
Current Assets
Cash and cash equivalents	74,578,792	144,138,487
Time deposit	-	6,608,612
Restricted deposits	63,521,250	-
Accounts receivable, net of allowance for doubtful accounts	24,667,887	17,270,132
Inventories	96,669,939	88,634,855
Prepayments and other current assets	16,009,141	7,641,061
Total Current Assets	275,447,009	264,293,147

Property, plant and equipment, net	78,720,377	73,149,072
Land use rights, net	10,111,002	8,213,145
Deposits related to land use rights	12,760,943	13,667,130
Restricted cash and deposits, excluding current portion	40,131,390	30,523,674
Equity method investment	13,042,867	11,349,807
Other non-current assets	3,603,998	2,585,232
Total Assets	433,817,586	403,781,207

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term bank loans, including current portion of long-term bank loans	75,700,000	9,822,000
Accounts payable	4,809,253	4,445,732
Due to related parties	3,952,901	7,206,970
Other payables and accrued expenses	37,266,208	34,852,740
Advance from customers	1,525,251	2,908,853
Income tax payable	5,236,452	4,202,405
Total Current Liabilities	128,490,065	63,438,700

Long-term bank loans, excluding current portion	40,000,000	30,000,000
Deferred income	2,832,781	3,003,895
Other liabilities	4,109,613	3,369,003
Total Liabilities	175,432,459	99,811,598

Stockholders’ Equity
Common stock:
par value $0.0001;
100,000,000 shares authorized;
27,716,316 and 27,341,744 shares issued at September 30, 2014 and December 31, 2013, respectively;
24,656,612 and 25,862,040 shares outstanding at September 30, 2014 and December 31, 2013, respectively	2,771	2,734
Additional paid-in capital	19,637,310	72,031,864
Treasury stock: 3,059,704 and 1,479,704 shares at September 30, 2014 and December 31, 2013, respectively, at cost	(76,570,621)	(29,594,080)

Retained earnings	231,803,243	173,744,551
Accumulated other comprehensive income	19,336,580	21,506,494
Total equity attributable to China Biologic Products, Inc.	194,209,283	237,691,563

Noncontrolling interest	64,175,844	66,278,046

Total Stockholders’ Equity	258,385,127	303,969,609

Commitments and contingencies	-	-

Total Liabilities and Stockholders’ Equity	433,817,586	403,781,207

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended
	September 30,	September 30,
	2014	2013
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	78,930,963	64,837,968
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,136,783	4,550,598
Amortization	558,991	1,027,650
Loss (gain) on sale of property, plant and equipment	152,638	(138,450)
Reversal of allowance for doubtful accounts, net	(24,462)	-
Allowance for doubtful accounts - other receivables and prepayments	-	37,453
Write-down of obsolete inventories	9,092	-
Deferred tax expense	934,986	428,037
Share-based compensation	3,331,299	4,076,817
Equity in income of an equity method investee	(1,776,063)	(1,382,524)
Excess tax benefits from share-based compensation arrangements	(760,869)	-
Change in operating assets and liabilities:
Accounts receivable	(7,510,078)	(10,758,305)
Prepayment and other assets	(8,602,273)	(720,340)
Inventories	(8,705,670)	(5,872,632)
Accounts payable	396,647	1,254,404
Other payables and accrued expenses	1,866,112	1,088,481
Advance from customers	(1,364,123)	(823,499)
Due to related parties	(293,210)	16,539
Income tax payable	1,827,163	837,760
Net cash provided by operating activities	64,107,926	58,459,957

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for property, plant and equipment	(13,925,010)	(17,076,459)
Payment for intangible assets and land use right	(2,834,220)	(1,141,197)
Dividend received	-	560,980
Refund of deposits related to land use right	1,635,200	-
Proceeds upon maturity of time deposit	6,608,612	-
Proceeds from sale of property, plant and equipment	216,071	175,808
Net cash used in investing activities	(8,299,347)	(17,480,868)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock option exercised	2,258,285	3,035,011
Proceeds from short term bank loans	44,500,340	4,808,400
Repayment of short term bank loans	(4,905,600)	(8,014,000)
Proceeds from long-term bank loans	70,000,000	30,000,000
Repayment of long-term bank loans	(33,700,000)	-
Payment for deposits as security for long-term bank loans	(72,290,922)	(30,000,000)
Payment for deposit as security for short-term bank loan	(31,881,083)	-
Proceeds from maturity of deposit as security for long-term bank loan	30,370,670	-
Payment for share repurchase	(70,000,000)	(29,594,080)
Net proceeds from reissuance of treasury stock	33,212,518	-
Acquisition of noncontrolling interest	(86,830,499)	(1,963,913)
Excess tax benefits from share-based compensation arrangements	760,869	-
Dividend paid by subsidiaries to noncontrolling interest shareholders	(6,035,226)	(10,896,678)
Net cash used in financing activities	(124,540,648)	(42,625,260)

EFFECTS OF FOREIGN EXCHANGE RATE CHANGE ON CASH	(827,626)	3,533,528

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(69,559,695)	1,887,357

Cash and cash equivalents at beginning of period	144,138,487	129,609,317

Cash and cash equivalents at end of period	74,578,792	131,496,674

Supplemental cash flow information
Cash paid for income taxes	14,098,003	11,957,795
Cash paid for interest expense	2,108,667	273,095
Noncash investing and financing activities:
Acquisition of property, plant and equipment included in payables	2,988,146	1,502,623
Transfer from prepayments to property, plant and equipment	1,412,648	7,607,160

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	For the three months ended
	September 30,	September 30,
	2014	2013
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	21,236,986	15,549,559
Diluted EPS - Non GAAP	0.81	0.56
Non-cash employee stock compensation	(1,176,920)	(853,536)
Net Income Attributable to the Company	20,060,066	14,696,023
Weighted average number of shares used in computation of Non GAAP diluted EPS	25,787,106	27,449,081

	For the nine months ended
	September 30,	September 30,
	2014	2013
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	60,831,362	49,351,104
Diluted EPS - Non GAAP	2.34	1.77
Non-cash employee stock compensation	(2,772,670)	(3,577,295)
Net Income Attributable to the Company	58,058,692	45,773,809
Weighted average number of shares used in computation of Non GAAP diluted EPS	25,568,515	27,780,005

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